RCI Reports 2Q26 Sales
HOUSTON—April 9, 2026—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and sports bar-restaurant sales for the fiscal 2026 second quarter ended March 31, 2026. Sales do not include non-core operations and are subject to final closing. All comparisons are year over year.
Travis Reese, Interim President and CEO of RCI, said: “Nightclubs total sales increased. Same-store sales were nearly level. Contributions from recent acquisitions and opened locations more than offset previously announced plans to divest of underperforming clubs, even though freezing weather in late January-early February caused a number of clubs to close one or two days mostly on weekends. Bombshells total sales increased, but same-store sales declined.”
“As discussed on our last conference call, we have gone back to Bombshells’ roots at a test location, focusing on being a great sports bar with great food, where guests can ‘pre-game and party all in one.’ The goal is to drive higher-margin alcohol sales. The first successful implementation was at Bombshells 59 in Houston, which increased sales 3.6% in 2Q26, making it the best-performing same-store location. Based on this, we have begun rolling out the concept to other Bombshells.”
Club & Restaurant Sales ($ in Millions)

2Q26	Total Sales	Total Sales vs. 2Q25	Same-Store Sales vs. 2Q25
Nightclubs	$59.8	+4.7%	-0.7%
Bombshells	$8.4	+1.6%	-11.1%
Combined	$68.2	+4.3%	-1.9%
Nightclubs (57 locations contributing to sales vs. 57): Five newly acquired, opened and reformatted clubs generated $4.8 million in sales, the 51 clubs in same-store sales produced $54.5 million, and one club was closed during the quarter. New locations were the previously-announced acquisitions of Flight Club (Inkster, MI), Platinum West (West Columbia, SC), and Platinum Plus (Allentown, PA); the opening of Rick’s Cabaret and Steakhouse (Central City, CO); and the opening of the reformatted XTC 2.0 (Dallas, TX).
Bombshells (11 locations contributing to sales vs. 10): Two new locations generated $1.6 million in sales and the nine locations in same-store sales produced $6.8 million. The new locations were the openings of Bombshells in Denver, CO and Lubbock, TX in January and July 2025, respectively.

6M26	Total Sales	Total Sales vs. 6M25	Same-Store Sales vs. 6M25
Nightclubs	$121.7	+2.8%	-3.3%
Bombshells	$16.7	-6.0%	-16.7%
Combined	$138.4	+1.6%	-5.0%

Notes: Revenues from non-core operations, such as third-party rents and revenues from RCI’s Other segment, are not included in the sales above. All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel, and (vii) our ability to regain and maintain compliance with the filing requirements of the SEC and the Nasdaq Stock Market. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2025, as well as its other filings with the U.S. Securities and Exchange Commission. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.
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